Exhibit 3.26

e-Certificate of registration

Registration number 556760-4664
Date of registration of the company 2008-06-27	Date of registration of current name 2009-12-08
Document created on 2013-09-06 17:38	Page 1 (2)

Registration number:	556760-4664

Business name:	Styron Sverige AB

Address :

Box 243

601 04 NORRKÖPING

Registered office:	Stockholm

Note:

The company is registered as a private limited liability company

THE COMPANY WAS FORMED

2008-06-23

SHARE CAPITAL

Share capital...: SEK 100,000	Min. . : SEK 100, 000
Max. . : SEK 400,000
Number of shares: 100,000	Min. . : 100, 000
Max..: 400,000

BOARD MEMBER, MANAGING DIRECTOR

610706-7339 Kesti, Erkki Kalervo, Ånestadsgatan 14, 587 23 LINKÖPING

DEPUTY BOARD MEMBERS

671121	Bosschieter, Walter, Färberstrasse 4, 8832 WOLLERAU/SZ, SCHWEIZ

AUDITORS

556029-6740	Öhrlings PricewaterhouseCoopers AB, Box 4009, 203 11 MALMÖ Represented by: 710602-0576

PRINCIPALLY RESPONSIBLE AUDITOR

710602-0576	Åkerlund, Mats Erik, Länsmansvägen 36 C, 236 31 HÖLLVIKEN

SIGNATORY POWER

Signatory	power individually by
the board member
the deputy board member

ARTICLES OF ASSOCIATION

Date of the latest change: 2009-11-10

e-Certificate of registration

Registration number 556760-4664
Date of registration of the company 2008-06-27	Date of registration of current name 2009-12-08
Document created on 2013-09-06 17:38	Page 2 (2)

FINANCIAL YEAR

Registered financial year: 0101 – 1231

Latest annual report submitted covers financial

period 20120101-20121231

DATE OF REGISTRATION OF CURRENT AND PREVIOUS COMPANY NAMES

2009-12-08 Styron Sverige AB

2008-07-29 K-Dow Petrochemicals Sverige AB

2008-06-27 Goldcup D 4121 AB

****	The above information is an extract from the Trade and Industry

Register Bolagsverket, the Swedish Companies Registration Office ****

Bolagsverket

851 81 Sundsvall

060 18 40 00

bolagsverket@bolagsverket.se

www. bolagsverket.se